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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12
Sealed Air Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                          April 9, 2003

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of the Stockholders of Sealed Air Corporation scheduled to be held on Friday, May 16, 2003 at 10:00 a.m., E.D.T., at the Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663-5894. Your Board of Directors and senior management look forward to greeting you at the meeting.

        At this meeting, you will be asked to elect the entire Board of Directors of the Company and to ratify the selection of KPMG LLP as the Company's auditors for 2003. These proposals are important, and we urge you to vote in favor of them.

        Regardless of the number of shares of Common Stock or Preferred Stock you own, it is important that they be represented and voted at the meeting. Stockholders of record can vote via the Internet, telephone or mail. Instructions for voting via the Internet and telephone are set forth in the attached Proxy Statement and on your proxy card. You may also vote your shares by signing, dating and mailing the enclosed proxy in the return envelope provided. Your prompt cooperation is appreciated.

        On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

WILLIAM V. HICKEY President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2003

        The Annual Meeting of Stockholders of Sealed Air Corporation, a Delaware corporation (the "Company"), will be held on May 16, 2003 at 10:00 a.m., E.D.T., at the Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663-5894, for the following purposes:

  1.
  To elect the entire Board of Directors of the Company;

  2.
  To ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003; and

  3.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        The Board of Directors has fixed the close of business on March 19, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

        A copy of the Company's 2002 Annual Report to Stockholders has been sent or made available to all stockholders of record. Additional copies are available upon request.

        The Company invites you to attend the meeting so that management can review the past year with you, listen to your suggestions, and answer any questions you may have. In any event, because it is important that as many stockholders as possible be represented at the meeting, please review the attached Proxy Statement promptly and then vote via the Internet or telephone by following the instructions for voting set forth in the attached Proxy Statement and on your proxy card, or complete and return the enclosed proxy in the accompanying post-paid, addressed envelope. If you attend the meeting, you may vote your shares personally even though you have previously voted.

        The voting securities of the Company are the outstanding shares of its common stock, par value $0.10 per share, and its Series A convertible preferred stock, par value $0.10 per share. A list of the stockholders of record will be kept at the Company's principal office at Park 80 East, Saddle Brook, New Jersey 07663-5291 for a period of ten days prior to the Annual Meeting.

By Order of the Board of Directors H. KATHERINE WHITE Secretary

Saddle Brook, New Jersey
April 9, 2003

SEALED AIR CORPORATION
Park 80 East
Saddle Brook, New Jersey 07663-5291

PROXY STATEMENT
Dated April 9, 2003

For the Annual Meeting of Stockholders
To Be Held on May 16, 2003

GENERAL INFORMATION

        This Proxy Statement is being furnished to the holders of the Common Stock and Preferred Stock (as defined below) of Sealed Air Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663-5894 at 10:00 a.m., E.D.T., on May 16, 2003, and at any adjournments thereof. The enclosed proxy is being solicited by the Board of Directors of the Company. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 9, 2003.

VOTING PROCEDURES

        Your vote is very important. Stockholders of record may vote via the Internet, telephone or mail. A web site address and toll free telephone number are included on the proxy card. If you choose to vote by mail, a postage-paid envelope is provided. For your reference, voting via the Internet is the least expensive to the Company, followed by telephone voting, with voting by mail being the most expensive. Also, you may save the Company the expense of a second mailing if you vote promptly.

Voting via the Internet

        Stockholders of record may vote via the Internet as instructed on the proxy card. Internet voting is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders by using the individual control numbers provided on each proxy card. If you vote via the Internet, you do not need to return your proxy card. Please see the proxy card for instructions.

Voting by Telephone

        Stockholders of record may also vote by using the toll-free number listed on the proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using the individual control numbers provided on each proxy card. If you vote by telephone, you do not need to return your proxy card. Please see the proxy card for instructions.

Voting by Mail

        If you choose to vote by mail, simply mark your proxy card, sign and date it, and return it in the postage-paid envelope provided. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

If You Wish to Revoke Your Proxy

        Whichever method you use to vote, you may later revoke your proxy at any time before it is exercised by: (i) voting via the Internet or telephone at a later time; (ii) submitting a properly signed proxy with a later date; or (iii) voting in person at the Annual Meeting.

Voting at the Annual Meeting

        The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Any stockholder of record may vote in person at the Annual Meeting whether or not he or she has previously voted. If your shares are held in "street name," that is, in the name of a bank or broker or other holder of record, you must obtain a written proxy, executed in your favor, from such person or firm to be able to vote at the meeting. If you hold shares in the Company's Profit-Sharing Plan or the Company's 401(k) Thrift Plan, you cannot vote those shares in person at the Annual Meeting (see "Voting by Plan Participants," below). All shares that have been properly voted, and all proxies that have not been revoked, will be treated as being present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted at the meeting.

Voting on Other Matters

        If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. The Company does not know of any such matters to be presented for consideration at the Annual Meeting.

Voting Policies

        Regardless of the method by which you vote, if you specify the manner in which your shares are to be voted on a matter, the shares represented by your proxy will be voted in accordance with your specification. If you do not make such a voting specification, your shares will be voted in the manner recommended by the Board of Directors as shown in this Proxy Statement and on the proxy.

        Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from their customers who are the beneficial owners of such shares. The Company understands that, unless instructed to the contrary by the beneficial owners of shares held in street name, brokers may exercise such authority to vote on the election of directors and the ratification of the appointment of the Company's auditors. Proxies that are voted to abstain (including any proxies containing broker non-votes) on any matter to be acted upon by the stockholders will be treated as present at the meeting for the purpose of determining a quorum. Abstentions, but not broker non-votes, will be counted as votes cast on such matters.

Voting by Plan Participants

        For each participant in the Company's Profit-Sharing Plan, the proxy also serves as a voting instruction card permitting the participant to provide voting instructions to Fidelity Management Trust Company ("Fidelity"), trustee for the Profit-Sharing Plan, for the shares of Common Stock allocated to his or her account in such Plan. For each participant in the Company's 401(k) Thrift Plan, the proxy also serves as a voting instruction card permitting the participant to provide voting instructions to Fidelity, which also acts as trustee for the 401(k) Thrift Plan, for the shares of Common Stock and Preferred Stock allocated to his or her account in such Plan. Internet and telephone voting are also available to Plan participants. Fidelity will vote such allocated shares in each Plan as directed by each participant who provides voting instructions to it on or before May 12, 2003. The terms of each such Plan provide that shares allocated to the accounts of participants who do not provide timely voting instructions will be voted by Fidelity in the same proportion as shares are voted on behalf of participants who provide timely voting instructions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and any persons owning ten percent or more of the Company's Common or Preferred Stock to file reports with the Securities and Exchange Commission (the "SEC") to report their beneficial ownership of and transactions in the Company's securities and to furnish the Company with copies of such reports. Based upon a review of such reports filed with the Company, along with written representations from or on behalf of certain executive officers and directors that no such reports were required during 2002, the Company believes that all such reports were timely filed during 2002.

VOTING SECURITIES

        The voting securities of the Company are the outstanding shares of its common stock, par value $0.10 per share ("Common Stock"), and its Series A convertible preferred stock, par value $0.10 per share ("Preferred Stock"). As of the close of business on March 19, 2003, 84,360,280 shares of Common Stock were issued and outstanding, each of which is entitled to one vote at the Annual Meeting, and 26,539,999 shares of Preferred Stock were issued and outstanding, each of which is entitled to 0.885 of a vote at the Annual Meeting, with the Preferred Stock being entitled to an aggregate of 23,487,899 votes at the Annual Meeting. The Common Stock and the Preferred Stock will vote as a single class on the matters to be voted on at the Annual Meeting, with an aggregate of 107,848,179 votes being entitled to be cast at the Annual Meeting. Only holders of record of Common Stock and Preferred Stock at the close of business on March 19, 2003 will be entitled to notice of and to vote at the Annual Meeting.

        A majority in voting power of the outstanding shares of Common Stock and Preferred Stock present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. The directors are elected by a plurality of the votes cast in the election. Ratification of the appointment of auditors and any other matters to be considered at the Annual Meeting must be approved by the affirmative vote of the holders of a majority of the combined voting power of the shares of Common Stock and Preferred Stock present in person or represented by proxy at the Annual Meeting.

Beneficial Ownership Table

        The following table sets forth, as of the date indicated in the applicable Schedule 13G with respect to each person identified as having filed a Schedule 13G and as of March 15, 2003 with respect to each current director, nominee for election as a director and current executive officer, the number of outstanding shares of Common Stock and Preferred Stock and percentage of such class as of March 15, 2003 (i) beneficially owned by each person known to the Company to be the beneficial owner of more than five percent of the then outstanding shares of each such class, (ii) beneficially owned, directly or indirectly, by each current director, nominee for election as a director and by each current executive officer of the Company named in the Summary Compensation Table set forth below, and (iii) beneficially owned, directly or indirectly, by all directors and executive officers of the Company as a group.

Beneficial Owner	Shares of Class Beneficially Owned		Percentage of Outstanding Shares in Class
COMMON STOCK:
Davis Selected Advisers, L.P.(1)	22,620,443		26.8
2949 East Elvira Road, Suite 101 Tucson, Arizona 85706
Capital Research and Management Company(2)	4,945,400		5.9
333 South Hope Street Los Angeles, California 90071
Hank Brown	9,454	(4)(5)	*
Michael Chu	1,620	(6)	*
Lawrence R. Codey	21,800	(5)(6)	*
T. J. Dermot Dunphy	694,173	(4)(6)(7)	*
Charles F. Farrell, Jr.	14,800	(5)(6)	*
William V. Hickey	362,422	(4)(7)	*
Shirley A. Jackson	5,400	(5)	*
David H. Kelsey	21,050	(4)(7)	*
Kenneth P. Manning	5,947	(4)	*
William J. Marino	1,000	(5)	*
Manuel Mondragón	24,533	(6)(8)(9)	*
Robert A. Pesci	93,843	(6)(7)	*
H. Katherine White	44,644	(7)	*
All directors and executive officers as a group (25 persons)	1,698,182	(10)	2.0
SERIES A CONVERTIBLE PREFERRED STOCK:
Farallon Capital Management, L.L.C. and McDonald Capital Investors, Inc.(3)	1,528,201		5.8
One Maritime Plaza San Francisco, California 94111
Hank Brown	4,287		*
T. J. Dermot Dunphy	4,000		*
William V. Hickey	136		*
David H. Kelsey	1,000	(11)	*
Kenneth P. Manning	1,000		*
All directors and executive officers as a group (25 persons)	12,923		*

*
Less than 1%.

(1)
The ownership information set forth in the table is based on information contained in a Schedule 13G dated February 14, 2003 filed with the SEC by Davis Selected Advisers, L.P. ("Davis") with respect to ownership of shares of Common Stock which indicated that Davis has sole voting and dispositive power with respect to 22,620,443 shares.

(2)
The ownership information set forth in the table is based on information contained in Amendment No. 2 to Schedule 13G dated February 10, 2003 filed with the SEC by Capital Research and Management Company ("CRMC") with respect to ownership of shares of Common Stock which indicated that CRMC has sole dispositive power with respect to 4,945,400 shares. CRMC, a registered investment adviser, is deemed to be the beneficial owner of such shares as a result of acting as investment adviser to various registered investment companies.

(3)
The ownership information set forth in the table is based on information contained in Amendment No. 3 to Schedule 13G dated February 12, 2003 filed with the SEC by Farallon Capital Management, L.L.C., McDonald Capital Investors, Inc. and several other related entities and persons (collectively, "Farallon and McDonald") with respect to ownership of shares of Preferred Stock which indicated that Farallon and McDonald had shared voting and dispositive power with respect to 1,475,401 shares and that McDonald Capital Investors, Inc. had sole voting and dispositive power with respect to 52,800 shares.

(4)
The number of shares of Common Stock listed for Messrs. Brown, Dunphy, Hickey, Kelsey and Manning, and for all directors and executive officers as a group, includes the right to acquire 3,794, 3,540, 120, 885, 885 and 11,437 shares of Common Stock, respectively, upon conversion of shares of Preferred Stock. Mr. Kelsey shares voting and investment power with a family member with respect to such shares of Preferred Stock.

(5)
The number of shares of Common Stock listed for Dr. Jackson and Messrs. Brown, Codey, Farrell, and Marino does not include 662, 662, 1,323, 1,323, and 1,323 stock units, respectively, held in the stock accounts of the non-employee directors under the Sealed Air Corporation Deferred Compensation Plan for Directors. Stock units cannot be voted; see "Director Compensation—Deferred Compensation Plan" below.

(6)
The number of shares of Common Stock held by Mr. Dunphy includes 31,000 shares held by him as custodian for a family member and 19,250 shares held by a charitable foundation for which he shares voting and investment power. The number of shares of Common Stock held by Mr. Farrell includes 9,800 shares held in a retirement trust. The number of shares of Common Stock listed for Mr. Codey includes 5,000 shares held by his spouse and 200 shares held by a family member, for which he disclaims beneficial ownership. The numbers of shares of Common Stock listed for Messrs. Chu and Mondragón include 1,000 and 12,000 shares, respectively, for which the director shares voting and investment power with a family member. The number of shares of Common Stock listed for Mr. Pesci includes 10,000 shares held by a family member.

(7)
This figure includes approximately 68,410, 14,449, 165, 26,193, 5,644 and 175,305 shares of Common Stock held in the Company's Profit-Sharing Plan trust fund with respect to which Messrs. Dunphy, Hickey, Kelsey, Pesci, Ms. White and the executive officers of the Company who participate in such Plan as a group, respectively, may, by virtue of their participation in such Plan, be deemed to be beneficial owners. As of March 15, 2003, approximately 2,262,406 shares of Common Stock were held in the trust fund under such Plan, constituting approximately 2.7% of the outstanding shares of Common Stock.

(8)
The number of shares of Common Stock listed for Mr. Mondragón and for all directors and executive officers as a group includes the right to acquire 11,212 and 25,404 shares, respectively, upon the exercise of options granted by the Company prior to March 31, 1998.

(9)
The number of shares of Common Stock listed for Mr. Mondragón includes approximately 1,321 shares held in the trust fund for the Company's 401(k) Thrift Plan. As of March 15, 2003, approximately 444,382 shares of Common Stock and approximately 298,883 shares of Preferred Stock were held in the trust fund for such Plan, constituting approximately 0.5% and 1.1%, respectively, of the outstanding shares of such classes.

(10)
The number of shares of Common Stock listed for all directors and executive officers as a group includes the right to acquire 7,000 shares under the Company's Contingent Stock Plan. This figure includes, without duplication, all of the outstanding shares of Common Stock referred to in notes 4 and 6 through 9 above as well as 12,675 shares for which voting and investment power is shared with others by executive officers of the Company and 2,597 shares held by or for family members of executive officers of the Company who are not named in the above table.

(11)
Mr. Kelsey shares voting and investment power with a family member with respect to these shares of Preferred Stock.

ELECTION OF DIRECTORS

        At the Annual Meeting, the stockholders of the Company will elect the entire Board of Directors to serve for the ensuing year and until their successors are elected and qualified. The Board of Directors has designated as nominees for election the nine persons named below, all of whom currently serve as directors of the Company.

        Shares of Common Stock or Preferred Stock represented by a duly executed proxy that is received by the Company will be voted in favor of the election as directors of the nominees named below unless otherwise specified in the proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by a duly executed proxy may be voted in favor of such other person as may be determined by the holder of such proxy.

Information Concerning Nominees

        The information appearing in the following table sets forth for each nominee as a director his or her business experience for the past five years, the year in which he or she first became a director of the Company or of old Sealed Air (see note 1 below), and his or her age as of March 15, 2003.

Name	Business Experience	Director Since (1)	Age
Hank Brown	President and Chief Executive Officer of The Daniels Fund, a charitable foundation, since July 2002. Formerly President of the University of Northern Colorado from July 1998 until June 2002, and Director of the Center for Public Policy at the University of Denver from January 1997 until July 1998. Director of Alaris Medical, Inc. and StarTek, Inc.	1997	63
Michael Chu	Managing Director and Founding Partner of Pegasus Venture Capital, a private investment firm providing equity capital in Latin America, Africa and the U.S., since August 2000. Formerly President and Chief Executive Officer of ACCION International, a non-profit corporation providing microfinance services in Latin America, from October 1994 until December 1999, and Chair of ACCION Capital Markets from January 2000 to April 2001.	2002	54
Lawrence R. Codey	Former President of Public Service Electric and Gas Company, a public utility, until his retirement in February 2000. Director of Horizon Blue Cross and Blue Shield, New Jersey Resources Corporation, The Trust Company of New Jersey and United Water Resources, Inc.	1993	58

T. J. Dermot Dunphy	Chairman and Chief Executive Officer of Kildare Enterprises, LLC, a private equity investment and management firm. Chairman of the Board of the Company from 1998 to November 2000 and of old Sealed Air from 1996 to 1998. Until his retirement in February 2000, Chief Executive Officer of the Company since 1998 and of old Sealed Air previously since 1971. Director of FleetBoston Financial Corporation and Noveon, Inc.	1969	70
Charles F. Farrell, Jr.	President of Crystal Creek Associates, LLC, an investment management and business consulting firm.	1971	72
William V. Hickey	President and Chief Executive Officer of the Company since March 2000. Formerly President and Chief Operating Officer of the Company and President and Chief Operating Officer of old Sealed Air. Director of Public Service Enterprise Group Incorporated and Sensient Technologies Corporation.	1999	58
Shirley Ann Jackson(2)	President of Rensselaer Polytechnic Institute since July 1999. Formerly Chairman of the U.S. Nuclear Regulatory Commission ("NRC") from July 1995 until July 1999. Director of AT&T Corp., FedEx Corporation, KeyCorp, Marathon Oil Corporation, Medtronic, Inc., Public Service Enterprise Group Incorporated and United States Steel Corporation.	1999	56
Kenneth P. Manning	Chairman, President and Chief Executive Officer of Sensient Technologies Corporation, an international supplier of flavors, colors and inks. Director of Badger Meter, Inc. and Sensient Technologies Corporation.	2002	61
William J. Marino	President and Chief Executive Officer of Horizon Blue Cross and Blue Shield of New Jersey, a not-for-profit health insurer. Director of Computer Horizons Corporation and Horizon Blue Cross and Blue Shield of New Jersey.	2002	59

(1)
On March 31, 1998, the Company completed a multi-step transaction, one step of which comprised a combination with the former Sealed Air Corporation ("old Sealed Air"). The period of service before that date includes time during which each director served continuously as a director of the Company or of old Sealed Air.

(2)
Dr. Jackson also served as a director of old Sealed Air from May 1992 until May 1995.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Company's Board of Directors maintains an Audit Committee, a Nominating and Corporate Governance Committee, and an Organization and Compensation Committee. The members of such committees are directors who are neither officers nor employees of the Company.

        The principal responsibility of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities for monitoring and overseeing the Company's systems of internal accounting and financial controls; the public reporting processes of the Company; the retention, performance, qualifications and independence of the Company's independent auditor; the performance of the Company's internal audit function; the annual independent audit of the Company's consolidated financial statements; the integrity of the Company's consolidated financial statements; and the Company's compliance with legal and regulatory requirements. The Audit Committee has the ultimate authority and responsibility to select, evaluate, approve terms of retention and compensation of, and, where appropriate, replace the independent auditor, subject to ratification of the selection of the independent auditor by the Company's stockholders at the annual meeting of stockholders. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the current charter is attached to this Proxy Statement as Annex A. The current members of the Audit Committee are Messrs. Brown (Chairman), Chu, Codey and Manning. The Audit Committee held eight meetings in 2002 (excluding actions by unanimous written consent). During 2002, the Audit Committee also met privately with the Company's independent auditor, KPMG LLP, on three occasions and met privately with the Company's Director of Internal Audit on two occasions.

        The principal responsibilities of the Nominating and Corporate Governance Committee are to assist the Board of Directors in identifying individuals qualified to become Board members and to recommend to the Board director nominees for the next annual meeting of stockholders and to fill vacancies or newly-created directorships at other times; to recommend to the Board the corporate governance guidelines applicable to the Company; to lead the Board in its annual review of the performance of the Board and its committees; and to recommend to the Board director nominations for each committee. The current members of the Nominating and Corporate Governance Committee are Dr. Jackson and Messrs. Brown and Codey (Chairman). The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders of the Company in accordance with the procedures set forth in the Company's By-Laws. A copy of the By-Law provisions relating to nomination of directors may be obtained from the Secretary of the Company, Park 80 East, Saddle Brook, New Jersey 07663-5291. See "Stockholder Proposals for the 2004 Annual Meeting," below. The Nominating and Corporate Governance Committee held three meetings in 2002 (excluding actions by unanimous written consent).

        The principal responsibilities of the Organization and Compensation Committee are to determine the compensation of the officers of the Company and of the other employees of the Company or any of its subsidiaries with a base annual salary of $150,000 or more; to review the performance and compensation of the Chief Executive Officer of the Company; to administer the Company's Contingent Stock Plan and option plans and to authorize the issuance of shares of the Company's Common Stock under the Contingent Stock Plan; to perform the duties and responsibilities of the Board of Directors under the Company's Profit-Sharing Plan (except the authority to determine the amount of the Company's annual contribution to such Plan) and the other tax-qualified retirement plans sponsored by the Company; to administer the Company's Performance-Based Compensation Program; and to consider and advise the Board of Directors from time to time with respect to the organization and structure of the management of the Company. The current members of the Organization and Compensation Committee are Dr. Jackson and Messrs. Farrell (Chairman) and Marino. The Organization and Compensation Committee held five meetings in 2002 (excluding actions by unanimous written consent).

        During 2002, the Board of Directors held ten meetings (excluding actions by unanimous written consent), including one executive session with only non-management directors in attendance. Each current member of the Board of Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and of the committees of such Board on which he or she served during 2002.

        The Board of Directors has adopted Corporate Governance Guidelines, which are available on the Company's web site at www.sealedair.com. The charters of each of the Audit, Nominating and Corporate Governance, and Organization and Compensation Committees are also available on the Company's web site.

Compensation Committee Interlocks and Insider Participation

        At various times during 2002, Messrs. Farrell, Codey and Marino, Dr. Jackson and former directors John K. Castle and Alan H. Miller each served as members of the Organization and Compensation Committee of the Company. None of the members of the Organization and Compensation Committee has been an officer or employee of the Company or any of its subsidiaries. Until the end of 1983, Mr. Miller was the President of Cellu-Products Company, a corporation that old Sealed Air acquired in October 1983.

DIRECTOR COMPENSATION

Board Retainers

        Under the 2002 Stock Plan for Non-Employee Directors (the "2002 Directors Stock Plan"), approved by the stockholders at the 2002 Annual Meeting, each member of the Board of Directors who is neither an officer nor an employee of the Company (each a "Non-Employee Director") and who is elected at each annual meeting of stockholders receives an annual retainer for serving as a director. The Board of Directors sets the amount of the annual retainer prior to the annual meeting. The Board of Directors has set the annual retainer for the 2003 Annual Meeting at $60,000, which is the same level as for the 2002 Annual Meeting.

        A Non-Employee Director who is elected other than at an annual meeting is entitled to an interim retainer on the date of election. The interim retainer is one-twelfth of the annual retainer paid to Non-Employee Directors elected at the previous annual meeting for each full 30-day period during the period beginning on the date of election of the Non-Employee Director and ending on the date of the next annual meeting provided for in accordance with the Company's By-Laws.

        During 2002, each current director of the Company except Mr. Hickey, who is not a Non-Employee Director, and Mr. Chu, who was not elected at the 2002 Annual Meeting, received an annual retainer in the amount of $60,000. Mr. Chu, who was elected on July 25, 2002, received an interim retainer of $45,000.

Payment of Retainers

        Each retainer, whether annual or interim, is paid 50% in shares of Common Stock and 50% in cash, provided that each Non-Employee Director can elect, prior to becoming entitled to the retainer, to receive 100% of the retainer in shares of Common Stock. The number of shares of Common Stock issued as all or part of an annual retainer is calculated by dividing the amount payable in shares of Common Stock by the closing price of the Common Stock on the annual meeting date or, if no sales occurred on that date, the closing price on the most recent prior day on which a sale occurred (the "Fair Market Value Per Share"). The number of shares issued as all or part of an interim retainer is the amount payable in shares of Common Stock divided by the Fair Market Value Per Share on the date of election. If any calculation would result in a fractional share of Common Stock being issued, then the number of shares to be issued is rounded up to the nearest whole share.

        The portion of a retainer that is payable in shares of Common Stock is paid to the Non-Employee Director promptly after he or she becomes entitled to receive it. Prior to the issuance of Common Stock to an eligible director or, if the director has elected to defer the retainer under the Deferred Compensation Plan for Directors, described below, prior to crediting the director's stock account with stock units representing such Common Stock, the director must pay the Company an issue price equal to the par value ($0.10) per share of Common Stock and agree to hold the shares of Common Stock covered by such award in accordance with the terms and conditions of the 2002 Directors Stock Plan (including without limitation the restrictions on disposition provided for in the Plan, described below). The portion of an annual retainer payable in cash, if any, is paid in quarterly installments, and the portion of a interim retainer payable in cash, if any, is paid in installments on the remaining quarterly installment dates for cash retainer payments to be made to Non-Employee Directors elected at the most recent annual meeting.

Deferred Compensation Plan

        During the first quarter of 2002, the Board of Directors adopted the Sealed Air Corporation Deferred Compensation Plan for Directors, which permits Non-Employee Directors to elect to defer all or part of their annual or interim retainer until the Non-Employee Director retires from the Board. Each Non-Employee Director is given the opportunity to elect to defer the portion of the annual or interim retainer payable in shares of Common Stock. If the Non-Employee Director makes that election, he or she may also elect to defer the portion, if any, of the annual or interim retainer payable in cash. Deferred shares of Common Stock are held as stock units in a stock account; no shares are issued until payment is made to the Non-Employee Director, normally after retirement from the Board, so that deferred shares of Common Stock cannot be voted. Deferred shares, when issued, are considered to be issued under the 2002 Directors Stock Plan. Deferred cash is credited to an unfunded cash account that earns interest credited quarterly at the prime rate less 50 basis points until paid. Payment after retirement can be made in a single payment during January of the year after retirement or in five annual installments starting during January of the year after retirement.

Restrictions on Transfer

        Shares of Common Stock issued under the 2002 Directors Stock Plan may not be sold, transferred or encumbered while the director serves on the Board of Directors, except that Non-Employee Directors may make gifts of shares issued under the Directors Stock Plan to certain family members or to trusts or other forms of indirect ownership so long as the Non-Employee Director would be deemed a beneficial owner of the shares with a direct or indirect pecuniary interest in the shares and would retain voting and investment control over the shares while the Non-Employee Director remains a director of the Company. During this period, the director (or the director's accounts under the Deferred Compensation Plan for Directors, if payment of such shares has been deferred) is entitled to receive any dividends or other distributions in respect of such shares. The director has voting rights in respect of the shares issued to the director under the 2002 Directors Stock Plan. Since deferred shares of Common Stock are held as stock units in a stock account with no shares issued until payment is made to the Non-Employee Director, stock units representing deferred shares of Common Stock cannot be voted. The restrictions on the disposition of shares issued pursuant to the 2002 Directors Stock Plan terminate upon the occurrence of any of certain events related to a change of control of the Company that are specified in the 2002 Directors Stock Plan.

Other Fees and Arrangements

        Each member of the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee receives a fee of $2,000 per year for serving as a member of such committee. During 2002, the chairman of each such committee received an additional fee of $2,000 per year for serving as such. Effective January 1, 2003, the chairman of the Audit Committee receives a fee of $4,000 per year for serving as such while fees paid to the chairmen of the other two committees were unchanged from 2002. During 2002, each Non-Employee Director received a fee of $1,000 for each Board or committee meeting attended. Effective January 1, 2003, each Non-Employee Director receives a fee of $1,500 for each Board or committee meeting attended that is held in person (regardless of whether the director attends by conference telephone) and a fee of $750 for each Board or committee meeting attended that is held by conference telephone. All directors are entitled to reimbursement for expenses incurred in connection with Board service, including attending Board or committee meetings. These fees and reimbursements are paid in cash and are not eligible for deferral under the Deferred Compensation Plan for Directors described above.

        Prior to approval of the 2002 Directors Stock Plan, the Non-Employee Directors received retainers payable in a combination of 1,200 shares of Common Stock for each director elected at an annual meeting plus a cash annual retainer in the amount of $10,000 per year payable quarterly. Each of the current Non-Employee Directors who served as such in 2002 prior to the 2002 Annual Meeting (Dr. Jackson and Messrs. Brown, Codey, Dunphy and Farrell) received a $2,500 cash annual retainer installment for the first quarter of 2002, and two former Non-Employee Directors who served in 2002 but who did not stand for re-election at the 2002 Annual Meeting (John K. Castle and Alan H. Miller) received $2,500 cash annual retainer installments for each of the first and second quarters of 2002.

        When Mr. Dunphy retired as Chief Executive Officer of the Company at the end of February 2000, he entered into a three-year agreement with the Company pursuant to which he provided consulting services to the Company. In consideration for such services the Company transferred to Mr. Dunphy 60,000 shares of Common Stock, which were subject to forfeiture to the Company during the three-year term under certain conditions, none of which occurred during the term, which has now ended.

EXECUTIVE COMPENSATION

Summary Compensation Table

		Annual Compensation(1)			Long-Term Compensation
Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards(2)	All Other Compensation(3)
William V. Hickey President and Chief Executive Officer	2002 2001 2000	$400,000 400,000 387,500	$400,000 300,000 320,000	$3,600 3,600 3,600	$1,092,000 0 0	$26,350 18,400 18,400
Robert A. Pesci Senior Vice President	2002 2001 2000	297,500 285,000 228,333	150,000 100,000 85,500	3,600 3,600 3,600	0 0 1,181,250	22,479 15,259 14,629
David H. Kelsey Vice President and Chief Financial Officer(4)	2002	300,000	150,000	5,392	0	18,000
Manuel Mondragón Vice President	2002 2001 2000	235,668 227,833 218,667	85,000 70,000 74,000	0 0 0	0 0 0	50,613 48,423 44,912
H. Katherine White Vice President, General Counsel and Secretary	2002 2001 2000	208,333 198,333 188,333	85,000 70,000 45,000	3,600 3,600 3,600	364,000 0 236,250	23,250 15,300 15,300

(1)
Perquisites, other personal benefits, securities and property paid or accrued during each year not otherwise reported did not exceed for any named executive officer the lesser of $50,000 or 10% of the annual compensation reported in the Summary Compensation Table for that individual.

(2)
Represents the fair market value on the date of an award of Common Stock made under the Company's Contingent Stock Plan after deducting the purchase price of the shares covered by such award. The total number of unvested shares held by each of the named executive officers as of December 31, 2002 (including shares awarded before December 31, 2002 and issued after December 31, 2002) is set forth in the following table, and the fair market values of such unvested shares as of such date are as follows: Mr. Hickey—$4,587,900; Mr. Pesci—$932,500; Mr. Kelsey—$746,000; and Ms. White—$559,500. As of such date, such awards, all of which were granted with an original vesting period of three years, which has been extended in certain cases, vest as follows:

	2003	2004	2005
William V. Hickey	93,000	0	30,000
Robert A. Pesci	25,000	0	0
David H. Kelsey	0	20,000	0
Manuel Mondragón	0	0	0
H. Katherine White	5,000	0	10,000

  During the vesting period, recipients of awards are entitled to receive any dividends or other distributions with respect to the unvested shares they hold.

(3)
The amounts in this column for 2002 include, for each of the named executive officers other than Mr. Mondragón, Company contributions to the Company's Profit-Sharing Plan in the amount of $18,000 per person and Company matching contributions under the Company's 401(k) Thrift Plan in the amount of $5,250 for Messrs. Hickey and Ms. White and $4,479 for Mr. Pesci. In addition, for Mr. Hickey, the 2002 amount includes a premium of $3,100 paid by the Company for a supplemental universal life insurance policy owned by him. For Mr. Mondragón, the 2002 amount represents $16,915 for employer contributions to a defined contribution pension plan in which he participates, $13,561 for vacation benefit, and $20,137 for year-end payment benefit; the latter two benefits are legally-mandated benefits available to all employees of the non-U.S. subsidiary that is Mr. Mondragón's employer.

(4)
Mr. Kelsey joined the Company on December 3, 2001 and was appointed Vice President and Chief Financial Officer effective January 1, 2002.

        Stock Options.    Before March 31, 1998, Mr. Mondragón participated in stock incentive plans maintained by the Company. As of March 31, 1998, the Company terminated these plans except with respect to outstanding options then held by certain employees, including Mr. Mondragón. Under the terms of those plans, options were granted at an exercise price equal to the fair market value of the common stock covered by the options on the date of grant and became exercisable in three approximately equal annual installments beginning one year after the date of grant with terms of up to ten years and one month. Mr. Mondragón did not exercise any stock options during 2002. Mr. Mondragón held options covering 11,212 shares of Common Stock at December 31, 2002, all of which were then exercisable. No unexercised options held by Mr. Mondragón at December 31, 2002 were "in-the-money"; in other words, the market value of the Common Stock on that date was less than the exercise price of the options.

Report of the Company's Organization and Compensation Committee on Executive Compensation

        The following report of the Company's Organization and Compensation Committee sets forth information about the Company's executive compensation program and the 2002 compensation of the executive officers of the Company named above in the Summary Compensation Table.

Compensation Philosophy

        The Company's executive compensation program consists of salaries, annual bonuses tied to performance, and awards under the Company's Contingent Stock Plan. The Company's executive compensation philosophy is to provide compensation at a level that will permit it to retain its existing executives and to attract new executives with the skills and attributes needed by the Company. In reaching its decisions, the Committee is guided by its own judgment and those sources of information (including compensation surveys) that the Committee considers relevant.

        This program is designed to provide appropriate incentives toward achieving the Company's annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit the Company and its stockholders and to create an identity of interests between the Company's executives and its stockholders, as well as to attract, retain and motivate key executives.

Salaries and Annual Bonuses

        The Committee is responsible for setting the compensation of the Company's executive officers, including the executive officers listed in the Summary Compensation Table, and other employees of the Company or any of its subsidiaries with base salaries of $150,000 or more. The Committee conducts an annual compensation review during the first quarter of the year. The Chief Executive Officer of the Company submits salary and bonus recommendations to the Committee for the other executive officers and employees whose compensation is set by the Committee. Following a review of those recommendations, the Committee approves cash bonuses for the prior year and salary rates and cash bonus objectives for the current year for the other executive officers and employees with such modifications to the Chief Executive Officer's recommendations as the Committee considers appropriate. Also, the Committee may adjust salaries for specific executive officers or employees at other times during the year when there are significant changes in the responsibility of such officers or employees.

        The Committee bases its decisions on adjustments to salary and cash bonus objectives principally on the responsibilities of the particular executive and on the Committee's evaluation of the market demand for executives of the capability and experience employed by the Company in relation to the total compensation paid to the particular executive. The Committee sets annual cash bonus objectives at a level that links a substantial portion of each individual's annual cash compensation to attaining the performance objectives discussed below in order to provide appropriate incentives to attaining such objectives.

        Cash bonuses are determined based upon the attainment of corporate and individual performance objectives for the year in question. The Committee generally places greater emphasis on financial performance than on other personal performance objectives. The principal measure of corporate performance used to establish annual cash bonuses is the extent to which the Company achieved its business plan for the year in question. Such business plan is developed by management and approved by the Board of Directors before the beginning of such year. The Committee does not rely exclusively on any single measure of financial performance to measure achievement of the Company's business plan. However, the greatest weight is given to the achievement of budgeted targets for net sales, operating income, net earnings, return on investment, measures of expense control, balance sheet items and cash flow as measured by earnings before interest, taxes, depreciation and amortization (commonly called "EBITDA"). The Company does not make its business plans public. Accordingly, the specific financial targets upon which annual cash bonus objectives are based are not publicly available. Executives other than the Chief Executive Officer are also evaluated based upon their attainment of individual management objectives within their particular areas of responsibility.

        During the first quarter of 2002, the Organization and Compensation Committee conducted a compensation review for the executive officers of the Company named in the Summary Compensation Table other than Mr. Hickey, in connection with which Mr. Hickey submitted recommendations to that Committee for 2001 cash bonuses, 2002 salary adjustments and 2002 cash bonus objectives. The Committee approved such recommendations with such modifications as the Committee deemed appropriate, none of which was material. Salary increases in 2002 for the executive officers named in the Summary Compensation Table (other than Mr. Hickey, who is discussed below, and Mr. Kelsey) ranged from 3.5% to 5.3%. These salary increases were based primarily upon the factors discussed above. Mr. Kelsey became an employee in December 2001, and no adjustments to his salary were made during 2002.

        Cash bonuses for 2002 for Messrs. Pesci, Kelsey and Mondragón and Ms. White were determined by the Committee during the first quarter of 2003. These bonuses reflected the Committee's evaluation of each officer's degree of attainment of individual performance goals for 2002. These bonuses also reflect the fact that the Company achieved certain of its principal financial objectives during 2002. The Committee also approved 2003 salary adjustments and cash bonus objectives for Messrs. Pesci, Kelsey and Mondragón and Ms. White during the first quarter of 2003.

Compensation of the Chief Executive Officer

        The Organization and Compensation Committee, after receiving the views of other Non-Employee Directors, evaluates the performance of the Chief Executive Officer, reviews the Committee's evaluation with him, and based on that evaluation and review decides his compensation and performance and bonus objectives. Mr. Hickey and the Organization and Compensation Committee believe that the Chief Executive Officer's cash compensation should be weighted somewhat toward annual incentive compensation in the form of cash bonuses rather than salary but that, on an overall basis, his compensation should be weighted more heavily toward long-term incentive compensation derived from equity ownership in the Company through its Contingent Stock Plan. Consistent with that philosophy and in view of the Company's performance in 2001, Mr. Hickey's salary remained at the same rate during 2002 as was set during the first quarter of 2000. During the first quarter of 2002, the

Organization and Compensation Committee established a 2002 cash bonus objective for Mr. Hickey, which was subject to achievement of pre-established performance goals for 2002 set by the Committee under the Company's Performance Based Compensation Program, described below under "Compliance with Section 162(m) of the Internal Revenue Code."

        During the first quarter of 2003, the Organization and Compensation Committee certified achievement of several of the pre-established performance goals for 2002. Under the Performance-Based Compensation Program and the pre-established performance goals for 2002, Mr. Hickey was entitled to a cash bonus of up to one quarter of one percent of the Company's net earnings for 2002. However, the Company had a net loss for 2002 due to charges related to the settlement of certain legal claims against the Company during 2002. After consideration of the extraordinary circumstances that led to the net loss for 2002, as well as the Board's approval of the settlement as in the best interests of the Company and its stockholders and the Company's strong operating results in 2002 excluding the effect of the settlement, the Committee awarded to Mr. Hickey a special cash payment in the amount of $400,000 for his performance in 2002. This payment was made outside the Performance-Based Compensation Program and, as a result, will be subject to the Section 162(m) $1 million deduction limit for 2003 (see "Compliance with Section 162(m) of the Internal Revenue Code" below). However, the Committee expects that non-deductible compensation paid to Mr. Hickey in 2003 will be minimal. The payment awarded to Mr. Hickey was less than the maximum cash bonus he could have received for 2002 under the Performance-Based Compensation Program if net earnings were calculated without consideration of the settlement charges. The Committee also established a 2003 cash bonus objective for Mr. Hickey, which is subject to achievement of pre-established performance goals for 2003 under the Performance-Based Compensation Program, and approved a modest increase in Mr. Hickey's base salary.

Contingent Stock Plan

        The Company's Contingent Stock Plan is intended to provide an effective method of motivating performance of key employees, including executive officers of the Company, and of creating an identity of interests in participating employees with the interests of the stockholders. The Plan provides for the award of shares of Common Stock to such key employees of the Company or any of its subsidiaries as the Committee determines to be eligible for awards. The Company makes awards of its Common Stock under its Contingent Stock Plan as long-term incentive compensation to its executives and other key employees when the Committee feels such awards are appropriate. It is expected that recipients of awards will retain a substantial portion of the shares awarded to them to foster an identity of interests with the stockholders of the Company.

        Shares of Common Stock issued under this Plan are subject to an option in favor of the Company for three years after they are awarded, or such other period as may be determined by the Committee, to repurchase the shares upon payment of an amount equal to the price at which such shares were issued, which has always been $1.00 per share. This option is exercisable by the Company only upon the termination of an employee's employment during such period other than as a result of death or total disability. Such option terminates upon the occurrence of any of certain events related to change of control of the Company specified in the Plan. Shares of Common Stock issued pursuant to this Plan may not be sold, transferred or encumbered by the employee while the Company's option to repurchase the shares remains in effect.

        Awards are made under the Contingent Stock Plan both to reward short-term performance with equity-based compensation and to motivate the recipient's long-term performance. The Organization and Compensation Committee does not follow the practice of making annual or other periodic awards to individuals who are determined to be eligible to participate in the Plan. However, the Organization and Compensation Committee regularly reviews the stock ownership of key employees and, when it deems it appropriate, makes awards under the Plan to reflect the contributions of those individuals to specific Company achievements and to provide motivation toward the achievement of additional strategic objectives. During 2002, awards under the Contingent Stock Plan were made to Mr. Hickey and Ms. White. The award made to Mr. Hickey was made under the Performance-Based Compensation Program and will be fully tax-deductible by the Company, since the Committee had certified achievement of one of the goals that had been established for calendar year 2001 under the Performance-Based Compensation Program and the size of the award was below the limit set in connection with achievement of that goal.

Compliance with Section 162(m) of the Internal Revenue Code

        In light of gradually increasing compensation levels with a fixed $1 million limit on deductible compensation under Section 162(m), in early 2000, the Company adopted a Performance-Based Compensation Program, which the Company's stockholders approved at the 2000 Annual Meeting. The Program permits the Organization and Compensation Committee to make awards under the Company's Contingent Stock Plan and to approve cash bonuses under the Company's cash bonus arrangements that are subject to the attainment of pre-established objective performance goals that meet the requirements of Section 162(m) and are thus fully deductible even if compensation exceeds the $1 million limit.

        During the first quarter of 2002, the Committee approved pre-established performance goals based upon calendar year 2002 performance for stock awards under the Contingent Stock Plan for Messrs. Hickey, Kelsey and Pesci and for Mr. Hickey's 2002 cash bonus. Such goals are confidential, but were based on certain of the criteria specified in the Program, which include growth in net sales, operating profit, net earnings, measures of cash flow, measures of expense control, earnings before interest and taxes (commonly called "EBIT"), EBITDA, earnings per share, successful completion of strategic acquisitions, joint ventures or other transactions, or any combination of the foregoing goals.

        During the first quarter of 2003, the Committee certified achievement of several of the goals that had been established for calendar year 2002, thereby permitting the Company to make fully tax-deductible stock awards under the Contingent Stock Plan during 2003 to the three executives mentioned in the previous paragraph up to the limit set in certain pre-established goals and certified by the Committee as having been achieved. As noted above, although the pre-established goals for 2002 were achieved, since the Company had a net loss for 2002, Mr. Hickey did not receive a cash bonus for 2002 under the Program. During the first quarter of 2003, the Committee approved pre-established goals under the Performance-Based Compensation Program based on calendar year 2003 performance for stock awards that may be made in 2004 under the Contingent Stock Plan to Messrs. Hickey, Kelsey, and Pesci, to Ms. White, and to certain other executive officers and for Mr. Hickey's 2003 cash bonus.

        The Organization and Compensation Committee's policy is to structure executive compensation to be deductible without limitation where doing so would further the purposes of the Company's executive compensation program. Thus, both before and after the adoption of the Program, the Organization and Compensation Committee has authorized extensions of vesting dates for awards under the Company's Contingent Stock Plan to certain of the Company's executive officers that were not made under the Program. During 2002, non-deductible compensation under Section 162(m) was minimal.

        However, the Organization and Compensation Committee believes that compensation of its executive officers cannot always be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the best interests of the Company and its stockholders. Accordingly, the Organization and Compensation Committee in the exercise of such discretion may from time to time approve executive compensation that may not be fully deductible.

Stock Performance

        While the Organization and Compensation Committee takes note of the performance of the Company's Common Stock in its compensation decisions, it does not consider such performance to be a principal determinant in making such decisions, since total return to stockholders as reflected in the performance of the Company's stock price is subject to factors, including factors affecting the securities markets generally, that are unrelated to the Company's performance.

        Since management compensation is based upon factors relating to the Company's growth and profitability and the contributions of each of its executives to the achievement of the Company's objectives, the Organization and Compensation Committee believes that appropriate incentives are provided to align management's interests with the long-term growth and development of the Company and the interests of its stockholders. The Organization and Compensation Committee also believes that there are many ways in which its executive officers and other executives contribute to building a successful company. While the results of those efforts should eventually appear in the financial statements or be reflected in the Company's stock price, many long-term strategic decisions made in pursuing the Company's growth and development may have little visible impact in the short term.

  Organization and Compensation Committee
  Charles F. Farrell, Jr., Chairman
  Shirley A. Jackson
  William J. Marino

COMMON STOCK PERFORMANCE COMPARISONS

        The first graph below shows, for the four years ended December 31, 2002, the cumulative total return on an investment of $100 assumed to have been made on December 31, 1998 in the Company's Common Stock (trading symbol: SEE). The graph compares such return with that of comparable investments assumed to have been made on such date in (a) the Standard & Poor's 500 Stock Index, and (b) the containers and packaging segment of such index, the published Standard & Poor's market segment in which the Company is now included. Data for only four years has been included in such graph as the Company has been advised that earlier data is not available for the containers and packaging segment.

        For comparison purposes, the second graph set forth below shows, for the five years ended December 31, 2002, the cumulative total return on an investment of $100 assumed to have been made on December 31, 1997 in old Sealed Air's common stock (trading symbol: SEE), after giving effect to the conversion of each share of old Sealed Air's common stock into one share of the Company's Common Stock on March 31, 1998. The graph compares such return with that of comparable investments assumed to have been made on such date in (a) the Standard & Poor's 500 Stock Index, and (b) the manufacturing (specialized) segment of such index, the published Standard & Poor's market segment in which the Company was previously included. Data for the manufacturing (specialized) segment is included only through December 31, 2001 as the Company has been advised that that segment was discontinued during 2002.

        Total return for each assumed investment assumes the reinvestment of all dividends on December 31 of the year in which such dividends were paid. No cash dividends have been paid on the common stock of old Sealed Air or the Company during the periods presented.

        The Company's Common Stock and Preferred Stock are listed on the New York Stock Exchange (trading symbols: SEE and SEE PrA, respectively).

SELECTION OF AUDITORS

        The Audit Committee has approved the retention of KPMG LLP ("KPMG") as the Company's independent accountants to examine and report on the Company's financial statements for the fiscal year ending December 31, 2003, subject to ratification of such retention by the stockholders at the Annual Meeting. KPMG has acted as the auditors for the Company since 1998 and is considered well qualified. Proxies received in response to this solicitation will, in the absence of contrary specification, be voted in favor of ratification of such appointment.

        Representatives of KPMG are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR this proposal.

PRINCIPAL INDEPENDENT ACCOUNTANT FEES

        The following table sets forth the aggregate fees billed to the Company by KPMG for professional services rendered for the fiscal years ending December 31, 2002 and 2001:

	2002	2001
Audit Fees	$3,150,000	$2,510,000
Audit-Related Fees (1)	550,000	395,000
Tax Fees (2)	1,330,000	2,630,000
All Other Fees(3)	70,000	100,000

Total Fees	$5,100,000	$5,635,000

(1)
Includes audits of special purpose financial statements, benefit plan audits and business acquisition due diligence.

(2)
Includes special tax projects, global tax compliance and international expatriate tax compliance.

(3)
Includes international actuarial services.

        In addition to approving the retention of KPMG as the Company's independent auditor for the fiscal year ending December 31, 2003, the Audit Committee has approved the retention of KPMG to perform the following audit and non-audit services in 2003: due diligence work on potential acquisitions, tax services (in addition to those included in the annual audit), statutory audits required by law, comfort letters, benefit plan audits, audits of special purpose financial statements, international expatriate tax services, and international actuarial services. International actuarial services will be provided only during the transition to new service providers. The provision of services other than the annual audit is subject to a cap of $500,000 per engagement as well as an aggregate cap of $2.5 million for calendar year 2003, provided that engagements that exceed either of the caps or other than those listed are subject to pre-approval by the Audit Committee.

REPORT OF THE COMPANY'S AUDIT COMMITTEE

        The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's financial reporting processes and internal controls. The Audit Committee is currently composed of four directors, each of whom is independent as defined by New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the current charter is attached to this Proxy Statement as Annex A.

        Management is responsible for the Company's internal controls and financial reporting processes. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2002 audited consolidated financial statements. The Audit Committee discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence. The Audit Committee also considered whether the independent accountants' provision of non-audit services was compatible with maintaining that firm's independence.

        Based upon the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission.

  Audit Committee
  Hank Brown, Chairman
  Michael Chu
  Lawrence R. Codey
  Kenneth P. Manning

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

        In order for stockholder proposals for the 2004 Annual Meeting of Stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Saddle Brook, New Jersey, directed to the attention of the Secretary, no later than December 11, 2003. The Company's By-Laws set forth certain procedures stockholders must follow in order to nominate a director or present any other business at an Annual Meeting of Stockholders, other than proposals included in the Company's Proxy Statement. In addition to any other applicable requirements, for business to be properly brought before the 2004 Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form including all required information to the Secretary of the Company. To be timely, a stockholder's notice to the Secretary must be received at the principal office of the Company between December 12, 2003 and February 24, 2004, provided that, if the 2004 Annual Meeting is called for a date that is not within 30 days before or after May 16, 2004, then such notice by the stockholder must be so received a reasonable time before the Company mails its proxy statement for the 2004 Annual Meeting. A copy of the By-Law provisions relating to advance notice of business to be transacted at annual meetings may be obtained from the Secretary of the Company.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

        The Company is delivering, or making available electronically, this Proxy Statement and its 2002 Annual Report to Stockholders, to all stockholders of record as of the record date. Stockholders residing in the same household who hold their shares in the name of a bank, broker or other holder of record may receive only one Annual Report and Proxy Statement if previously notified by their bank, broker or other holder. This process by which only one annual report or proxy statement, as the case may be, is delivered to multiple security holders sharing an address, unless contrary instructions are received from one or more of the security holders, is called "householding." Householding may provide convenience for stockholders and cost savings for companies. Once begun, householding may continue unless intructions to the contrary are received from one or more of the stockholders within the household.

        Street name stockholders in a single household who received only one copy of the Annual Report and Proxy Statement may request to receive separate copies in the future by following the instructions provided on the voting instruction form sent to them by their bank, broker or other holder of record. Similarly, street name stockholders who are receiving multiple copies may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction form. Alternatively, street name stockholders whose holders of record utilize the services of ADP (as indicated on the voting instruction form sent to them) may send written instructions to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call 1-800-542-1061. The instructions must include the stockholder's name and account number and the name of the bank, broker or other holder of record. Otherwise, street name stockholders should contact their bank, broker, or other holder.

        Copies of this Proxy Statement and the 2002 Annual Report are available promptly by calling 201-791-7600 or writing to Investor Relations, Sealed Air Corporation, Park 80 East, Saddle Brook, New Jersey 07663-5291.

OTHER MATTERS

        The expenses of preparing, printing and mailing this notice of meeting and proxy material, making them available over the Internet, and all other expenses of soliciting proxies will be borne by the Company. Georgeson Shareholder ("GS") will solicit proxies by personal interview, mail, telephone, facsimile, Internet or other means of electronic transmission and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock or Preferred Stock held of record by such persons. The Company will pay GS a fee of $12,000 covering its services and will reimburse GS for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, directors, officers and employees of the Company, who will receive no compensation in addition to their regular salary, if any, may solicit proxies by personal interview, mail, telephone, facsimile, Internet or other means of electronic transmission.

        The Company does not know of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, if any other matters come before the meeting, it is intended that the holders of the proxies may use their discretion in voting thereon.

By Order of the Board of Directors H. KATHERINE WHITE Secretary

Saddle Brook, New Jersey
April 9, 2003

ANNEX A

SEALED AIR CORPORATION
AUDIT COMMITTEE CHARTER
February 4, 2003

Purpose

        The Audit Committee of the Board of Directors of Sealed Air Corporation is appointed by the Board to assist the Board in fulfilling its responsibility for monitoring and overseeing (1) the Corporation's systems of internal accounting and financial controls, (2) the public reporting processes of the Corporation, (3) the retention, performance, qualifications and independence of the Corporation's independent auditor, (4) the performance of the Corporation's internal audit function, (5) the annual independent audit of the Corporation's consolidated financial statements, (6) the integrity of the Corporation's consolidated financial statements, and (7) the Corporation's compliance with legal and regulatory requirements.

        The independent auditor for the Corporation is ultimately accountable to the Audit Committee. The Audit Committee shall have the ultimate authority and responsibility to select, evaluate, approve terms of retention and compensation of, and, where appropriate, replace the independent auditor, subject to ratification of the selection of the independent auditor by the Corporation's stockholders at the annual meeting.

Committee Membership

        The Audit Committee shall consist of not less than three directors who are independent of the management of the Corporation and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a committee member. The members shall meet all applicable requirements, including independence and financial literacy requirements applicable to all members and financial expertise requirements that may be applicable to one or more members, of the New York Stock Exchange and the Securities and Exchange Commission.

        The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall serve at the pleasure of the Board. The Board shall also appoint the Chairman of the Committee.

Committee Meetings and Procedures

        The Committee will meet at least quarterly. The Chairman of the Committee or a majority of the members of the Committee may call a special meeting of the Committee. The Audit Committee may form and delegate authority to subcommittees when appropriate, provided, however, that no subcommittee shall consist of fewer than two members.

        The Audit Committee shall make regular reports to the Board.

        The Audit Committee may request that any directors, officers or employees of the Corporation, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

Committee Authority and Responsibilities

        While the Audit Committee has the authority and responsibilities set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Corporation's management is responsible for the Corporation's internal accounting and financial controls, its public reporting processes, the performance of the Corporation's internal audit function, the integrity of the Corporation's financial statements, and the Corporation's legal and regulatory compliance. The independent auditor is responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. Using reasonable business judgment, the Audit Committee's responsibility is to monitor and oversee these processes. In carrying out its responsibilities, the Audit Committee's policies and procedures should remain flexible in order to react to changing conditions and circumstances.

        The following are the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may alter or supplement them as appropriate.

  1.
  Annually, the Audit Committee shall recommend to the Board of Directors the retention of the Corporation's independent auditor, subject to stockholder ratification of the retention. The Audit Committee shall have sole authority to retain the Corporation's independent auditor (subject to stockholder ratification), to terminate the Corporation's independent auditor and to approve any compensation payable to the Corporation's independent auditor for any approved audit or non-audit services, including the fees, terms and conditions for the performance of such services. The Audit Committee shall pre-approve all audit services and shall approve the scope of and planning for the proposed audit for the current year. The Audit Committee also shall pre-approve all non-audit services to be provided by the independent auditor (which approval may be by category of service). The Audit Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals of audit and non-audit services to be provided by the independent auditor, which pre-approvals shall be presented to the full Committee at the next quarterly meeting.

  2.
  At least annually, the Audit Committee shall obtain and review a report by the independent auditor describing the independent auditor's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the Corporation, including the disclosure required under Independence Standards Board Standard No. 1. After reviewing the report and the independent auditor's work throughout the year, the Audit Committee shall evaluate the auditor's qualifications, performance and independence, including a review and evaluation of the lead audit partner of the independent auditor. This evaluation shall take into account the opinions of management and the Corporation's internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor and its review of the lead audit partner of the independent auditor to the Board. The Audit Committee shall from time to time consider whether there should be a regular rotation of the Corporation's independent auditor and present its views on that issue to the Board.

  3.
  The Audit Committee shall review each annual audit with the independent auditor at the conclusion of the audit. The review shall include any comments or recommendations of the independent auditor, any audit problems or difficulties and management's response. The review will include any accounting adjustments that were noted or proposed by the auditor but were "passed" (as immaterial or otherwise); any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement; and any "management" or "internal control" letter issued, or proposed to be issued, by the audit firm to the Corporation. The review should also include discussion of the responsibilities, budget and staffing of the Corporation's internal audit function.

  4.
  The Audit Committee shall review and discuss with the Corporation's Chief Executive Officer and Chief Financial Officer the procedures undertaken in connection with the Chief Executive Officer and Chief Financial Officer certifications for Forms 10-K, Forms 10-Q and other reports including their evaluation of the Corporation's disclosure controls and procedures and internal controls, as well as any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal controls.

  5.
  The Audit Committee shall review with the Corporation's management and the independent auditor the audited annual consolidated financial statements and quarterly unaudited financial information prior to being filed with the SEC on Form 10-K and Form 10-Q, respectively. This review shall include the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company's consolidated financial statements, a discussion with the independent auditor of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, and a determination, based on the review and discussions, as well as the processes described in items 2, 3 and 4 above, whether to recommend to the Board that the audited annual consolidated financial statements be included in the Annual Report on Form 10-K for filing with the SEC. The review shall also include the yearly report prepared by management and attested to by the Corporation's independent auditor assessing the effectiveness of the Corporation's internal control structure and procedures for financial reporting and stating management's responsibility to establish and maintain such structure and procedures, prior to its inclusion in the Corporation's annual report. The Audit Committee shall be responsible for resolving disagreements between management and the independent auditor regarding financial reporting.

  6.
  The Audit Committee shall discuss with management the Corporation's practices regarding earnings press releases, as well as regarding financial information and earnings guidance provided to analysts and rating agencies. The Audit Committee shall review earnings press releases with the Corporation's management and the independent auditor prior to the releases being made public.

  7.
  The Audit Committee shall produce the annual report of the Committee that is required by the rules of the SEC to be included in the Corporation's annual proxy statement.

  8.
  The Audit Committee shall review the internal audit function of the Corporation including its responsibilities and the expertise and adequacy of its staffing, the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditor.

  9.
  The Audit Committee shall receive, prior to each quarterly meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan and consider internal control implications of the findings and management's responses to such findings.

  10.
  The Audit Committee shall receive from the independent auditors any reports and related information mandated by Section 10A of the Securities Exchange Act of 1934, as amended.

  11.
  The Audit Committee shall discuss policies with respect to risk assessment and risk management, including the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures.

  12.
  The Audit Committee shall approve procedures to receive and address complaints regarding accounting, internal control, or auditing issues, including procedures for employees' confidential, anonymous submission of such concerns.

  13.
  The Audit Committee shall advise the Board regarding the Corporation's programs and procedures for compliance with its Code of Conduct and Code of Ethics for Senior Financial Officers and regarding possible changes in such Codes. The Audit Committee shall have the responsibility to review and, if appropriate, approve conflicts of interest or potential conflicts of interest under the Code of Ethics for Senior Financial Officers, as well as to oversee the investigation of and act, or recommend Board action, on any other violations or potential violations of either Code involving any officer of the Corporation.

  14.
  The Audit Committee shall receive and review reports by attorneys representing the Corporation of evidence of a material violation of securities law or breach of fiduciary duty or similar violation by the Corporation or one of its agents.

  15.
  The Audit Committee will review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company's consolidated financial statements or accounting, internal control or auditing issues.

  16.
  The Audit Committee shall set hiring policies for employees or former employees of the independent auditor.

  17.
  The Audit Committee shall meet separately, at least quarterly, with management, with internal auditors, and with the independent auditor.

  18.
  The Audit Committee shall perform such other duties as are assigned by the Board.

Engagement of Advisors and Auditor

        The Audit Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Corporation shall provide appropriate funding to compensate the independent auditor and any advisors employed by the Audit Committee.

Evaluation of the Committee

        The Audit Committee shall review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review its own performance and report the results of such review to the Nominating and Corporate Governance Committee.

DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS
Saddle Brook Marriott
Garden State Parkway at I-80
Saddle Brook, New Jersey 07663-5894
(201) 843-9500

        LOCATION:    Located at the intersection of the Garden State Parkway and Interstate 80 ("I-80"), approximately 10 miles west of New York City, in an area served by Newark, LaGuardia and JFK International airports.

        FROM THE NORTH:    Traveling South on the Garden State Parkway—Take the I-80 exit (Exit No. 159) toward Saddle Brook/Paterson/George Washington Bridge. Keep right. Take the first right off the exit road following signs for Saddle Brook. Keep right and merge onto Molnar Drive. Keep right at the fork on Molnar Drive and merge onto Midland Avenue. Make "jug handle" turn from Midland Avenue onto New Pehle Avenue. Hotel will be on your left at the corner of New Pehle Avenue and Pehle Avenue.

        FROM THE EAST:    Traveling West on I-80—Take the Garden State Parkway/Saddle Brook exit (Exit No. 62) from the local lanes toward Saddle Brook. Follow signs toward the Garden State Parkway North and then take the Saddle Brook/Midland Avenue exit (the last exit before the Parkway). Come around off ramp. Bear right and merge onto Pehle Avenue. Proceed on Pehle Avenue. Hotel will be on your left at the corner of Pehle Avenue and New Pehle Avenue.

        FROM THE SOUTH:    Traveling North on the Garden State Parkway—Take the I-80 exit (Exit No. 159) toward Saddle Brook/G. Washington Bridge. Keep right. Follow the I-80 West/Saddle Brook sign onto New Pehle Avenue. Hotel will be on your immediate right.

        FROM THE WEST:    Traveling East on I-80—Take the Garden State Parkway/Saddle Brook/Saddle River Road exit (Exit No. 62A-B) toward Saddle Brook. Then take the Garden State Parkway/Saddle Brook exit (Exit No. 62A) toward Saddle Brook. Follow signs toward the Garden State Parkway North and then take the Saddle Brook/Midland Avenue exit (the last exit before the Parkway). Come around off ramp. Bear right and merge onto Pehle Avenue. Proceed on Pehle Avenue. Hotel will be on your left at the corner of Pehle Avenue and New Pehle Avenue.

SEALED AIR CORPORATION
PROXY/VOTING INSTRUCTION CARD
FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints William V. Hickey, David H. Kelsey and H. Katherine White, or a majority of them as shall act (or if only one shall act, then that one) (the "Proxy Committee"), proxies with power of substitution to act and vote at the Annual Meeting of Stockholders of Sealed Air Corporation (the "2003 Annual Meeting") to be held at 10:00 a.m., E. D. T., on May 16, 2003 at the Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663-5894 and at any adjournments thereof. The Proxy Committee is directed to vote as indicated on the reverse side and in their discretion upon any other matters that may properly come before the 2003 Annual Meeting.

        If the undersigned is a participant in Sealed Air Corporation's Profit-Sharing Plan or its 401(k) Thrift Plan and has stock of Sealed Air Corporation allocated to his or her account, the undersigned instructs the trustee of such plan to vote such shares of stock, in person or by proxy, in accordance with the instructions on the reverse side at the 2003 Annual Meeting and any adjournments thereof and in its discretion upon any other matters that may properly come before the 2003 Annual Meeting. The terms of each plan provide that shares for which no voting instructions are received will be voted in the same proportion as shares are voted for participants who provide voting instructions.

SEE REVERSE SIDE

 THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INDICATED ON THE REVERSE SIDE.
Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

The Board of Directors recommends a vote for election of all Directors and for Proposal 2. If no choice is specified, this proxy when properly signed and returned will be voted FOR election of all Directors and FOR Proposal 2. Please date and sign and return this proxy promptly.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE ☐

1. Election of Directors:		FOR ☐	WITHHELD ☐
Nominees:
01 Hank Brown	06 William V. Hickey
02 Michael Chu	07 Shirley Ann Jackson
03 Lawrence R. Codey	08 Kenneth P. Manning
04 T. J. Dermot Dunphy	09 William J. Marino
05 Charles F. Farrell, Jr.

For, except vote withheld from the following nominee(s):

2.	Ratification of the appointment of KPMG LLP as the independent auditors for the year ending December 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	In accordance with the Proxy Committee's discretion, upon such other matters as may properly come before the meeting.

The signer hereby revokes all proxies previously given by the signer to vote at the 2003 Annual Meeting and any adjournments and acknowledges receipt of Sealed Air Corporation's Proxy Statement for the 2003 Annual Meeting.
PLEASE MARK THIS BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING.		☐

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and stockholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting Sealed Air Corporation's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ, and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.    ☐

Signature(s)	Date

NOTE:    Please sign EXACTLY as name appears above. When signing on behalf of a corporation, estate, trust or other stockholder, please give its full name and state your full title or capacity or otherwise indicate that you are authorized to sign.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http:// www.eproxy.com/see		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy.
Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, date and sign your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING!

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS May 16, 2003
CONTENTS
GENERAL INFORMATION
VOTING PROCEDURES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
VOTING SECURITIES
ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
COMMON STOCK PERFORMANCE COMPARISONS
SELECTION OF AUDITORS
PRINCIPAL INDEPENDENT ACCOUNTANT FEES
REPORT OF THE COMPANY'S AUDIT COMMITTEE
STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
OTHER MATTERS
SEALED AIR CORPORATION AUDIT COMMITTEE CHARTER February 4, 2003
DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS Saddle Brook Marriott Garden State Parkway at I-80 Saddle Brook, New Jersey 07663-5894 (201) 843-9500